Exhibit 99.1

Contact:	John D. Liu,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.35

NEW YORK, April 21, 2005 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $43.9 million and net income of $10.8 million for the quarter ended March 31, 2005. Diluted earnings per share were $0.35 per share for the quarter.

The Firm’s first quarter revenues compare with revenues of $29.6 million for the first quarter of 2004, which represents an increase of $14.3 million or 48%.

The Firm’s quarterly revenues can fluctuate materially depending on the number and size of completed transactions on which it advised, as well as other factors. Accordingly, the revenues in any particular quarter may not be indicative of future results.

The Firm’s first quarter net income in 2005 compared with pro forma net income of $6.5 million in the first quarter of 2004, which represents an increase of $4.3 million or 66%. The Firm had actual net income of $10.5 million in the first quarter of 2004.

We believe that pro forma results for the quarter ended March 31, 2004 more accurately depict our results as a public company and provide the most meaningful basis for comparison among present, historical and future periods. Prior to our initial public offering we operated as a limited liability company and our earnings did not fully reflect either the compensation expense we pay our managing directors or the taxes that we pay as a corporation. Additionally, a portion of our earnings attributable to our European operations was recorded as minority interest prior to our initial public offering. Our pro forma results increase compensation expense and tax expense to amounts we would have paid as a public corporation and eliminate the minority interest attributable to our European operations.

“While our focus is on longer term results, we are pleased to report another strong quarter. We continue to benefit from an improved transaction environment as well as a higher profile following our IPO almost a year ago,” Robert F. Greenhill, Chairman and CEO, said.

Revenues

Revenues By Source

The following provides a breakdown of total revenues by source for the three-month period ended March 31, 2005 and March 31, 2004, respectively:

	Three Months Ended
	March 31, 2005		March 31, 2004

	Amount	% of Total	Amount	% of Total

	(in millions, unaudited)
Financial Advisory	$39.5	90%	$25.6	86%
Merchant Banking Fund Management & Other	4.4	10%	4.0	14%

Total Revenues	$43.9	100%	$29.6	100%

Financial Advisory Revenues

Financial Advisory Revenues were $39.5 million in the first quarter of 2005 compared to $25.6 million in the first quarter of 2004, which represents an increase of 54%.

Completed assignments in the first quarter of 2005 included: the sale of Aggregate Industries, plc to Holcim S.A., the sale of LNR Property Corporation to Cerberus Capital Management LP, the provision of a fairness opinion to MeadWestvaco Corporation on the sale of its papers business and the sale of Sea Pines Associates, Inc. to the Riverstone Group, LLC.

The Firm also announced during the first quarter of 2005 the recruitment of three new managing directors: Kenneth Crews (Dallas-based former Global Head of Energy & Utilities at UBS), Richard Lieb (New York-based former Head of Real Estate Investment Banking at Goldman Sachs) and Peter Stott (London-based former Co-Head of UK Investment Banking at Morgan Stanley).

“We continue to be pleased by the diversity of our revenue sources as well as the success of our strategy to recruit senior bankers with industry expertise,” Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

Merchant Banking & Other

The Firm earned $4.4 million in Merchant Banking & Other in the first quarter of 2005 compared to $4.0 million in the first quarter of 2004, representing an increase of 10%. The increase was primarily due to an increase in interest income.

The Firm also announced the initial closing on March 31, 2005 of Greenhill Capital Partners II, L.P. (“GCP II”), our second merchant banking fund. GCP II received commitments from investors of $558 million, including an $85 million capital commitment from the Firm. In addition to the Firm’s capital commitment, managing directors and other professionals of the

Firm committed $135 million of personal capital to GCP II. Commitments will be drawn down from time to time to make investments over a period of up to five years.

“We are pleased with the strong first closing of GCP II, which demonstrates investors’ confidence in our merchant banking capabilities,” Robert H. Niehaus, Chairman of Greenhill Capital, commented.

Expenses

Operating Expenses

The following table sets forth information relating to our actual and pro forma operating expenses, which are reported net of reimbursements:

	Three Months Ended March 31,

	2005	2004

	(in millions, unaudited)
Actual Compensation & Benefits Expense	$19.9	$9.2
% of Revenues	45%	31%
Pro Forma Compensation & Benefits Expense(a)	19.9	13.3
% of Revenues	45%	45%

Non-Compensation Expense:
Other Operating Expenses	6.1	4.2
Depreciation & Amortization	0.6	0.8

Total Non-Compensation Expense	6.7	5.0
% of Revenues	15%	17%

Total Actual Operating Expense	26.6	14.2
% of Revenues	61%	48%
Total Pro Forma Operating Expense (a)	26.6	18.3
% of Revenues	61%	62%

(a)	We have operated as a public company since our initial public offering in May 2004, and the amounts for the three months ended March 31, 2005 reflect actual expenses; the amounts for the three months ended March 31, 2004 reflect pro forma expenses.

Compensation and Benefits

Our Total Compensation and Benefits Expense in the first quarter of 2005 was $19.9 million, which reflects a 45% ratio of compensation to revenues. This amount compares to pro forma Total Compensation and Benefits Expense of $13.3 million for the three months ended March 31, 2004, which reflected a 45% ratio of compensation to revenues. The increase of $6.6 million or 50% over the pro forma amount for the first quarter of 2004 is due to the higher level of revenues in the first quarter of 2005.

The principal component of our operating expenses is compensation and benefits expense. Because we were a limited liability company prior to our initial public offering in May 2004, payments for services rendered by our managing directors generally were accounted for as distributions of members’ capital or minority interest expense attributable to our European operations rather than as compensation expense. As a result, our pre-IPO compensation and benefits expense did not reflect a large portion of payments for services rendered by our managing directors and understates the operating costs that we expect we would have incurred as a public company. Our pro forma compensation and benefits expense reflects a 45% ratio of such expenses to revenues. As a corporation, we include all payments for services rendered by our managing directors in compensation and benefits expense.

Our actual Total Compensation and Benefits Expense for the three months ended March 31, 2004 was $9.2 million.

Non-Compensation Expense

Our non-compensation expenses were $6.7 million in the first quarter of 2005, which compared to $5.0 million in the first quarter of 2004, representing an increase of 34%. The increase is related principally to the write-off of uncollectible accounts ($1.0 million), increased recruiting expenses ($0.1 million) and expenses associated with operating as a public entity ($0.6 million), offset in part by lower depreciation expense ($0.1 million). In addition, non-US operating costs increased approximately $0.1 million due to the decline in the value of the US dollar.

Non-compensation expense as a percentage of revenue in the three months ended March 31, 2005 was 15%, compared to 17% for the three months ended March 31, 2004. The decrease in non-compensation expenses as a percentage of revenue is principally related to the increase in revenue.

The Firm’s non-compensation expense as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expense as a percentage of revenue in any particular period may not be indicative of the non-compensation expense as a percentage of revenue in future periods.

Provision for Income Taxes

The Provision for Taxes in the first quarter of 2005 was $6.4 million, which reflects an effective tax rate of approximately 38%. This compares to a pro forma Provision for Taxes in the first quarter of 2004 of $4.7 million based on an assumed tax rate of 42% for the period. Actual taxes for the first quarter of 2004 were $0.5 million. The decrease in the effective tax rate in the first quarter of 2005 as compared to the pro forma effective tax rate for the same period in the prior year is principally due to the fact that a greater proportion of our advisory earnings during the first quarter of 2005 were derived from non-U.S. sources, which benefit from relatively lower tax rates than U.S.-based advisory income.

As a limited liability company, Greenhill was not subject to U.S. federal or state income taxes and its U.K. controlled affiliate Greenhill & Co. International LLP, as a limited liability partnership, was generally not subject to U.K. income taxes. Since completion of our initial public offering in May 2004, we have been subject to federal, foreign and state corporate income taxes.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2005, our cash and short-term investment securities totaled $100.9 million, and we had no debt. Our stockholders’ equity as of March 31, 2005 was $134.3 million.

We had total commitments (not reflected on our balance sheet) relating to future principal investments in merchant banking funds of $101.6 million as of March 31, 2005, including the commitment to GCP II referred to above.

The Firm repurchased 58,188 shares of its common stock at an average price of $32.93 during the first quarter of 2005. The Board of Directors of Greenhill & Co., Inc. has authorized the additional repurchase of up to $7.9 million of common stock.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.10 per share to be paid on June 15, 2005 to common stockholders of record on May 19, 2005.

Offering of Shares

On April 15, 2005, we filed a registration statement to sell up to 4.6 million shares of our common stock owned by certain of our managing directors. The Firm will not receive any proceeds from this offering.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London and Frankfurt, and recently announced plans to open a Dallas office.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Registration Statement on Form S-1 (Commission file number 333-124082) under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended March 31,

	2005	2004

Revenues
Financial advisory fees	$39,470,715	$25,537,295
Merchant banking revenue	3,934,607	4,007,727
Interest income	522,185	20,503

Total Revenues	43,927,507	29,565,525

Expenses
Employee compensation and benefits	19,920,393	9,236,200
Occupancy and equipment rental	1,332,206	1,354,352
Depreciation and amortization	628,123	772,062
Information services	867,746	760,563
Professional fees	623,868	284,508
Travel related expenses	990,447	893,199
Other operating expenses	2,277,277	905,569

Total Expenses	26,640,060	14,206,453

Income before Tax and Minority Interest	17,287,447	15,359,072

Minority interest in net income of affiliates	98,258	4,394,697

Income before Tax	17,189,189	10,964,375

Provision for taxes	6,437,452	484,302

Net Income	$10,751,737	$10,480,073

Average common shares outstanding:
Basic	30,950,109	n/a
Diluted	31,042,113	n/a
Earnings per share
Basic	$0.35	n/a
Diluted	$0.35	n/a

Pro forma average shares outstanding (see notes a and e):
Basic	30,950,109	25,000,000
Diluted	31,042,113	25,000,000
Pro forma earnings per share (see note a):
Basic	$0.35	$0.26
Diluted	$0.35	$0.26

See notes to Pro Forma Condensed Consolidated Statement of Income.

Greenhill & Co., Inc. and Subsidiaries
Pro Forma Condensed Consolidated Statements of Income (Unaudited)

		For the Three Months Ended March 31,

		2005	2004

	(a)	(actual)	(pro forma)
		(in thousands, except per share data)

Total Revenues		$43,928	$29,566

Compensation and benefits	(b)	19,920	13,305
Other expenses		6,720	4,970

Total expenses		26,640	18,275

Income before tax and minority interest		17,288	11,291
Minority interest in net income of affiliates	(c)	98	–

Income before tax		17,190	11,291
Tax expense	(d)	6,438	4,742

Net income		$10,752	$6,549

Actual and pro forma average common
shares outstanding:	(e)
Basic		30,950	25,000
Diluted		31,042	25,000
Actual and pro forma earnings per share:
Basic		$0.35	$0.26
Diluted		$0.35	$0.26

See notes to Pro Forma Condensed Consolidated Statement of Income.
Notes to the Pro Forma Condensed Consolidated Statement of Income

(a)	Prior to the initial public offering we were a limited liability company and our historical earnings did not fully reflect the compensation expense we expect to pay our managing directors or taxes that we expect to pay as a public corporation. Additionally, a portion of our earnings attributable to our European operations was recorded as minority interest. We believe that the pro forma results, which increase compensation expense and tax expense to amounts we expect we would have paid as a corporation and eliminate the minority interest of our European operations, more accurately depict our results as a public company. During the three months ended March 31, 2005, we operated as a public company for the entire period, and the amounts presented above reflect actual results of operations for that period. The amounts for the three months ended March 31, 2004 reflect pro forma results of operations as if the initial public offering had occurred as of January 1, 2004.

(b)	Because the Firm had been a limited liability company prior to the initial public offering, payments for services rendered by managing directors generally had been accounted for as distributions of members’ capital rather than as compensation expense. As a corporation, the Firm includes all payments for services rendered by managing directors in compensation and benefits expense.

Compensation and benefits expense, reflecting the Firm’s conversion to corporate form, consists of cash compensation and non-cash compensation related to the restricted stock units awarded to employees at the time of the Firm’s initial public offering consummated on May 11, 2004, as well as any additional restricted stock units awarded in the future. It is the Firm’s policy that total compensation and benefits, including that payable to the managing directors, will not exceed 50% of total revenues each year (although the Firm retains the ability to change this policy in the future). An adjustment to increase compensation expense for the three months ended March 31, 2004 of $4.1 million has been made to record total compensation and benefits expense at 45% of total revenues, which is consistent with the expense ratio used in the first quarter of 2005.

(c)	For the three months ended March 31, 2004, historical income before tax has been increased by $4.4 million to reflect the elimination on a pro forma basis of minority interests held by the European managing directors in Greenhill & Co. International.

(d)	As a limited liability company, the Firm was generally not subject to income taxes except in foreign and local jurisdictions. For the three month period ended March 31, 2005 the Firm operated as a C Corporation and was subject to federal, foreign, state and local income taxes and the actual tax provision is presented above. For the three months ended March 31, 2004, the provision for taxes was increased by $4.3 million on a pro forma basis to adjust the Firm’s effective tax rate to 42%, reflecting assumed federal, foreign, state and local income taxes as if we were a corporation on January 1, 2004.

(e)	For the three months ended March 31, 2004, the pro forma numbers of common shares outstanding give effect to the 25,000,000 shares issued in connection with the reorganization of the Firm in conjunction with the initial public offering as if it occurred on January 1, 2004.